Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Inducement Stock Incentive Plan of IVERIC bio, Inc. of our reports dated February 28, 2019, with respect to the consolidated financial statements of IVERIC bio, Inc and the effectiveness of internal control over financial reporting of IVERIC bio, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Iselin, New Jersey
October 31, 2019